EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 30, 2012 and is entered into by and between Andrew Minkow (the “Executive”) and Pioneer Power Solutions, Inc. (the “Company”).  The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

A.           The Company and the Executive previously entered into that certain Employment and Non-Competition Agreement dated August 12, 2010 (the “Employment Agreement”).

B.           The Company desires to replace the Employment Agreement with this Agreement;

C.           The Company desires to employ the Executive as its Chief Financial Officer, and the Executive desires to be employed by the Company as its Chief Financial Officer;

D.           The Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as its Chief Financial Officer; and

E.           In consideration of the mutual promises and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I.
EMPLOYMENT

1.01           Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

1.02           Office and Duties.  The Executive shall serve in the position of Chief Financial Officer and shall perform services for the Company as requested or as needed to perform his job.  The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Chief Financial Officer of a publicly-traded company and its affiliated organizations.  The Executive shall report to the Company’s Chief Executive Officer (the “CEO”).  The Executive has received and is familiar with the Company’s ethics and insider trading policies and procedures, and understands and agrees his duties include compliance with such policies and procedures, as amended from time to time.

1.03           Performance.  During the Executive’s employment by the Company, the Executive shall devote on a full-time basis all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform his duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company; provided however, that the foregoing shall not prevent the Executive from participating in charitable, community or industry affairs, from managing his and his family’s personal investments and from serving on the boards of directors of not-for-profit companies to the extent such activities do not interfere with the performance of his duties hereunder.  The Executive shall at all times conduct himself in a manner consistent with his position.  The Executive agrees to act all times in accordance with high business and ethical standards.  The Executive shall comply with the policies and written manuals of the Company.

Employment Agreement	Page 1

1.04           Term of Employment.  The term of the Executive’s employment under this Agreement shall begin on April 1, 2012 (the “Effective Date”) and shall continue in effect through March 31, 2015 (the “Term”). If the Executive remains employed with the Company after the Term expires, then the Executive’s employment shall be on an at-will basis, meaning either the Company or the Executive may terminate the Executive’s employment at any time with or without cause and the Company shall owe the Executive no further obligations.  The Executive’s post-termination obligations in Article III and Article IV shall continue as provided in this Agreement.

1.05           Base Salary.  The Company shall pay the Executive an annual base salary, less applicable payroll deductions and tax withholdings (the “Base Salary”) for all services rendered by the Executive under this Agreement of (i) $255,000, for the period beginning on the Effective Date and ending on December 31, 2012, pro-rated to the extent such period is less than 365-days based upon the number of days between the Effective Date and December 31, 2012; (ii) $265,000, for the period beginning on January 1, 2013 and ending on December 31, 2013; and (iii) $275,000, for the period beginning on January 1, 2014 and ending on the last day of the Term.  The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company.

1.06           Discretionary Bonuses.  During the Term, the Executive shall be eligible to receive periodic bonuses based on various targets and performance criteria established by the Company’s Board of Directors (the “Board”) in its sole discretion (the “Bonus”).  The evaluation of the Executive’s performance, as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the Board’s sole discretion.  Any Bonus may be awarded in whole or in part, based on the level of incentive bonus plan performance criteria achieved by the Executive, in the Board’s sole judgment.  The Executive must be employed on the date a Bonus is paid in order to be eligible for such bonus. The payment of any Bonus shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations.  Award of a Bonus in with respect to a particular calendar year during the Term does not guarantee the award of a Bonus in any subsequent calendar year.

1.07           Equity Awards.  The Company establishes equity-based incentives for its executives from time to time under the Power Pioneer Solutions, Inc. 2011 Long-Term Incentive Plan (the “Plan”).  The Company may, but is not obligated to, make grants of equity-based incentive compensation to the Executive under the terms of the Plan.

1.08           Expenses.  The Company agrees that, during the Executive's employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive's performance of his services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts.  Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

1.09           Vacation.  During the Term, the Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of senior executives, but in no event less than six (6) weeks per calendar year (with proration for partial years).

1.10           Other Benefits.  The Executive is entitled to participate in any group health insurance plan, option or similar incentive compensation plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

Employment Agreement	Page 2

ARTICLE II.
TERMINATION

2.01           The Company’s Obligations to the Executive upon Termination for Cause. In the event the Company terminates the Executive’s employment for Cause (defined below), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base Salary accrued through the Date of Termination, and (ii) any unreimbursed expenses properly incurred prior to the Date of Termination.

2.02           The Company’s Obligations to the Executive upon Termination Due to Death or Disability.  In the event the Executive’s employment terminates for death or Disability, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base Salary accrued through the Date of Termination, and (ii) any unreimbursed expenses properly incurred prior to the Date of Termination.  For purposes of this Agreement, “Disability” means the Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the Executive from satisfactorily performing the essential functions of his job for the Company on a full-time basis of not less than 90 consecutive days.

2.03           The Company’s Obligations to the Executive Upon Termination Without Cause.  In the event the Company terminates the Executive’s employment without Cause, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base Salary accrued through the Date of Termination, (ii) any unreimbursed expenses properly incurred prior to the Date of Termination, and (iii) severance pay equal to the Base Salary that would have been payable to the Executive for the remainder of the Term had his employment not terminated, less applicable withholdings and taxes.  Severance pay, if any, shall be paid in accordance with the Company’s normal payroll practices beginning on the first payroll date occurring after the 60th day following the Executive’s termination and applicable payroll taxes and withholdings shall be withheld.  As a precondition to receiving the severance pay, the Executive shall execute and deliver within 60 days following the Executive’s termination a release prepared by the Company and providing for the Executive’s release of any and all claims against the Company and its subsidiaries and affiliates (and those acting on behalf of them) that may have arisen on or before the date of the release, which release shall contain such other reasonable and customary terms as are specified by and acceptable to the Company.  Notwithstanding any provisions to the contrary, no severance pay shall be paid unless and until such binding release is effective.  If such executed release is not delivered within 60 days of the Executive’s termination date, all rights of the Executive with respect to any severance benefit under this Section 2.03 shall be forfeited.  For purposes of this Agreement, “Cause” means termination because of: (i) an act or acts of willful or material misrepresentation, fraud or willful dishonesty by the Executive; (ii) any willful misconduct by the Executive with regard to the Company; (iii) any violation by the Executive of any fiduciary duties owed by him to the Company; (iv) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or (v) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this Section 2.03 to the Company shall also include direct and indirect subsidiaries of the Company.  If the Executive shall resign or otherwise terminate his employment with the Company, the Executive shall be deemed for purposes of this Agreement to have been terminated for Cause, and the Company shall have no further obligations hereunder from and after such resignation or termination.

Employment Agreement	Page 3

2.04           Voluntary Termination by the Executive.  In the event that the Executive terminates his employment for any reason, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with his employment hereunder, except for (i) any unpaid Base Salary accrued through the Date of Termination, and (ii) any unreimbursed expenses properly incurred prior to the Date of Termination.

2.05           Termination Procedure.  Termination of the Executive’s employment by the Company or by the Executive shall be communicated in writing to the other party hereto.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, with or without Cause by the Company, or by the Executive for any reason, on the date specified in the notice of termination.  After delivery of a notice of termination, the Company may require that the Executive cease representing the Company, cease taking any action on behalf of the Company and cease being present at any Company location without implicating Section 2.03.

ARTICLE III.
CONFIDENTIAL INFORMATION

3.01           Confidential Information.  The Company shall provide the Executive Confidential Information (defined below), specialized training, and access to its customers and clients.  The Executive recognizes that during the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients.  For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:  products, services, processes, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices (including internet-related marketing), management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

Employment Agreement	Page 4

3.02           No Unauthorized Use or Disclosure.  The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company.  The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company.  The Executive acknowledges and agrees that the Company owns the Confidential Information.  The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company.  The Executive agrees to preserve and protect the confidentiality of all Confidential Information.  The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent.  Throughout the Executive’s employment and at all times thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties; (iii) the Executive shall not use the Confidential Information or trade secrets to attempt to solicit, induce, recruit, or take away clients or customers of the Company; and (iv) if the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Executive shall promptly advise the Company of all facts concerning such action or threatened action.  The Executive understands that his obligations under this Section terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of the Executive’s obligations under this Agreement.  The Executive shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

3.03           Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others.  If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

ARTICLE IV.
COVENANTS

4.01           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information and specialized training to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.

(a)           Non-Competition.  The Executive agrees that during the Restricted Period (defined below), other than in connection with his duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area.  Notwithstanding the restrictions contained in this Section 4.01, the Executive may own an aggregate of not more than five percent (5%) of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Section 4.01; provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

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For purposes of this Agreement:

(i)           “Restricted Period” means during the Executive’s employment with the Company and for a period of one (1) year immediately following the date of his termination from employment for any reason.

(ii)           As Chief Financial Officer of the Company, Executive has responsibility for the Company’s operations throughout North America.  Because the Company does business throughout North America the “Restricted Area” includes all states and provinces throughout the United States, Canada and Mexico.

(iii)           “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Company’s business, which includes, but is not limited to the design and manufacture of electrical equipment for the utility, industrial, commercial and wind energy markets, including, without limitation, the manufacture of liquid-filled, encapsulated and ventilated electrical transformers, and the development, manufacture, commission and service of megawatt-sized turbines, and the provision of a range of turbine and balance of plant equipment options, operations and maintenance services, warranties and vendor financing.

(b)           Non-Solicitation.  The Executive agrees that during the Restricted Period, other than in connection with his duties under this Agreement, he shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, client, manufacturer or vendor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received Confidential Information.  This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding 12 months.

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4.02           Non-Disparagement.  The Executive shall refrain, both during and after the Term, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Company or any of its directors, managers, officers, employees, consultants, agents or representatives in a false light before the public.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

4.03           Tolling.  If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

4.04           Remedies.  The Executive acknowledges that the restrictions contained in Articles III and IV of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Articles III and/or IV of this Agreement would result in irreparable injury to the Company.  In the event of a breach by the Executive of Articles III and/or IV of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and (ii) to recover any severance pay under Section 2.03 from the date of breach and cease payment of any further severance pay.  Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

4.05           Reasonableness.  The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV.  The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are  fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.  It is the desire and intent of the parties that the provisions of Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

4.06           Reformation.  The Company and the Executive agree that the foregoing restrictions set forth in Articles III and IV are reasonable under the circumstances and that any breach of the covenants contained in Articles III or IV would cause irreparable injury to the Company.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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4.07           No Previous Restrictive Agreements.  The Executive represents that, except as disclosed in writing to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company.  The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.
GENERAL

5.01           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	Pioneer Power Solutions, Inc. 400 Kelby Street 9th Floor Fort Lee, New Jersey 07024 Attn: Nathan Mazurek

If to the Executive to:	Andrew Minkow 400 Kelby Street 9th Floor Fort Lee, New Jersey 07024

Any such notice shall (i) if delivered personally, be deemed received upon delivery; (ii) if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail, as the case may be; and (iii) if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second business day after the date of deposit with the delivery service.

5.02           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York.  Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York County, New York.  The Executive consents to personal jurisdiction of the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York County, New York for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts.

5.03           Headings.  The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

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5.04           Severability.  In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

5.05           Reformation.  In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

5.06           Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Employment Agreement. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement.  The parties represent and acknowledge that, in executing this Agreement, they do not rely, and have not relied, on any representation(s), oral or written, by the other party, except as expressly contained in this Agreement.  The parties represent that they relied on their own judgment in entering into this Agreement.

5.07           Waiver.  No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.  The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Articles III or IV.

5.08           Modification.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

5.09           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party.  The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

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5.10           Dispute Resolution.  With the exception of claims for injunctive or other equitable relief for the enforcement of Article III and Article IV of this Agreement, any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys fees, between the parties hereto arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, shall be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”).  The parties agree that before proceeding to arbitration, they will mediate their disputes before a mutually selected mediator.  If the parties are unable to mutually select a mediator, then the parties shall jointly request that the AAA appoint a mediator.  Any arbitration shall be conducted by an arbitrator mutually selected by the parties.  If the parties are unable to mutually select an arbitrator, the parties shall jointly request that the AAA appoint an arbitrator. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the parties mutually agree that the arbitration shall be conducted by a panel of three arbitrators.  The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act.  The arbitrator(s) may award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in New York City, New York. The Company shall initially pay all AAA, mediation, and arbitrator’s fees and costs.  The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party.

5.11           Section 409A.

(a)           It is intended that this Agreement be drafted and administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Section 409A of the Code, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Section 409A of the Code so as not to subject the Executive to payment of interest or any additional tax under Section 409A of the Code.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A of the Code at the time specified herein would subject such amount or benefit to any additional tax under Section 409A of the Code, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any IRS Guidance issued under Section 409A of the Code would result in the Executive being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties agree to amend this Agreement as required by law in order to avoid the imposition of any such interest or additional tax under Section 409A of the Code, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.  For purposes of Section 409A of the Code, each payment of any severance pursuant to Article III shall be treated a separate payment.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code and IRS Guidance).  Notwithstanding the foregoing, nothing contained herein shall be construed as a representation, guarantee or other undertaking on the part of the Company that any payment made pursuant to this Agreement (including, without limitation, the Bonus, any severance amount), is or will be found to comply with the requirements of Section 409A of the Code or any other regulations or guidance issued thereunder.  The Executive shall be solely responsible for determining the tax consequences to him of the payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A of the Code.

(b)           To the extent (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s separation from service with the Company constitute deferred compensation subject to Section 409Aof the Code; (ii) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Executive’s separation from service, the Company is publicly traded (as defined in Section 409A of the Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 5.11 shall be paid to the Executive or the Executive's beneficiary in one lump sum.

SIGNATURE PAGES FOLLOW

Employment Agreement	Page 10

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EXECUTIVE:

/s/ Andrew Minkow		March 30, 2012
Andrew Minkow		Date

COMPANY:

Pioneer Power Solutions, Inc.

By:	/s/ Nathan J. Mazurek	March 30, 2012
Date

Employment Agreement	Page 11